SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2009

UNIVERSAL BIOENERGY, INC.
(Exact name of Registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

Nevada	333-123465	20-1770378
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification No.)

128 Biodiesel Drive	38858
Nettleton, MS
(Address of principal executive offices)	(Zip Code)

662-963-3333
Registrant's telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below of the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02 - Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
The Board of Directors approved and appointed on April 3, 2009, the following new Officers to assist the company in reaching its goals to start up plant operations, hire operations personnel, implement its new marketing plans, and raise new capital for growth, expansion, mergers, and acquisitions.

James M. Ator will serve as Chief Financial Officer, has a B.S. in Accounting, an MBA, and has 30+ years experience in corporate accounting, taxes, finance, SEC regulatory compliance, and experience with other alternative energy companies.

Vince M. Guest will serve as Senior Vice President of Marketing with 25+ years experience in strategic market development, market analysis, advertising, promotions, commercial real estate, mortgage banking, corporate finance, energy services, and asset management.

Solomon R.C. Ali will serve as Senior Vice President of Investor Relations with 22 years experience in investor relations, investment banking, mergers & acquisitions, corporate structure, and raising investment capital through capital markets and private equity.

At a Shareholders meeting on April 4, 2009, the Company approved the appointment of the following new members to its Board of Directors: Dr. Richard D. Craven (returning member), James M. Ator, Vince M. Guest, and Solomon R.C. Ali.

Item 8.01 Other Events
Universal Bioenergy Inc., a company focused on the development and production of alternative energy sources and green technologies, announces that it is in contract negotiations with an energy marketer to provide multi-year biodiesel fuel production and refining services under undisclosed terms.

The proposed agreement would be very favorable to Universal Bioenergy Inc., its revenue, growth, and expansion. This would allow  it to obtain required raw materials, staffing, and have the biodiesel facility become fully operational in approximately 6 months, and to pursue other biofuel marketers, brokers, and distributors for long-term production contracts.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

The following documents are being filed herewith by Universal as exhibits to this Current Report on Form 8-K:

10.6.01	Employment Agreement by and between Universal and James Michael Ator.
10.6.02	Employment Agreement by and between Universal and Vince M. Guest.
10.6.03	Employment Agreement by and between Universal and Solomon R.C. Ali.

UNIVERSAL BIOENERGY, INC.
(Registrant)

Date: May 22, 2009	By:	/s/ Richard Craven
Richard Craven
Chief Executive Officer of
Universal Bioenergy, Inc.